SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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FILED BY A PARTY OTHER THAN THE REGISTRANT ☑
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☐      Preliminary Proxy Statement
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☐      Definitive Proxy Statement
☑      Definitive Additional Materials
☐      Soliciting Material under Rule 14a-12
INSITE VISION INCORPORATED
(Name of the Registrant as Specified In Its Charter)
PINTO TECHNOLOGY VENTURES, L.P.
PINTO TECHNOLOGY VENTURES GP, L.P.
PINTO TV GP COMPANY LLC
EVAN S. MELROSE, M.D.
MATTHEW S. CRAWFORD
RICK D. ANDERSON
TIMOTHY P. LYNCH
TIMOTHY McINERNEY
ROBERT O’HOLLA
ANTHONY J. YOST
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PTV Sciences and InSite Vision Question & Answer Sheet #2
September 5, 2008
To Fellow InSite Vision Stockholders:
As you probably know by now, PTV Sciences has recently mailed proxy materials to all stockholders in connection with its proposal to replace the current board of directors of InSite Vision (“InSite Vision,” “ISV” or the “Company”) at the Company’s 2008 Annual Meeting of Stockholders, currently scheduled for September 22, 2008. At the time we initiated this contest, we promised to respond to questions from concerned stockholders in an open, transparent forum. We received an overwhelming response to our request for input and questions from stockholders, and on August 21, 2008, we posted our first Question & Answer Sheet, addressing many of the early questions that we received.
After publishing the original Question & Answer sheet, we have continued to receive questions at our offices, website, and to our proxy solicitor, MacKenzie Partners, Inc., and we remain encouraged by the interest and seriousness of purpose demonstrated by our fellow stockholders. In continuing to fulfill our commitment to you, we have prepared responses to many of the more common questions that we have been receiving. We hope this information is helpful to you in your decision to support the election of our nominees to the board of directors.
We thank you for your ongoing interest in PTV’s nominees and your support of a new future for InSite Vision. We look forward to a continuing dialogue with you and to creating a new direction for InSite Vision that will result in building long-term value for the Company, the employees and all stockholders. We ask for your vote for all of our nominees on the GOLD card, and we appreciate your continued support.
Every vote is important. Regardless of the number of shares you own, we urge you to support our nominees. Every vote counts! If you have any questions or require assistance voting your proxy, please contact MacKenzie Partners, Inc. at (800) 322-2885 or via email at insiteproxy@mackenziepartners.com.
Sincerely,
Evan Melrose, M.D.
1. What was PTV Sciences’ role in InSite Vision’s board meetings over the past 3 years?
Evan Melrose, M.D., a managing director of PTV Sciences, has attended portions of two InSite Vision board meetings. The first of which was in December 2007, when he was a visitor at the open session of a board meeting, and the second of which was in March 2008, when he presented our case for changes at the Company at the beginning of a board meeting. We were only aware that the Board held four meetings during 2007, and we were surprised to learn, from reviewing the Company’s recent proxy statement, that the Board had held 13 formal meetings during 2007.
2. Did PTV Sciences encourage the Company to file a shelf registration statement in 2007?
NO. PTV Sciences neither suggested nor supported the filing in 2007 of the Company’s shelf registration statement. To the contrary, when we were contacted by the CEO and he shared with us his plans to file a shelf registration statement that would provide the potential for an equity financing, we specifically advised him against this action. We expressed our concern that the Company had yet to reward stockholders for the risk that they had taken to date, and that we believed that it would be in the Company’s and its stockholders’ best interests to meet the expectations that InSite Vision had set with its stockholders before considering any financing (debt or equity).

3. Did PTV Sciences advise the Company that it should pursue a ‘dilutive’ equity financing?
NO. PTV Sciences has never requested, recommended nor otherwise advised the Company to pursue a dilutive equity financing. Undertaking an equity financing at such a depressed stock price is counter to the interests of the Company’s existing stockholders, including PTV Sciences. As the largest beneficial owner of the Company’s common stock, PTV Sciences would stand to experience more dilution than any other stockholder in connection with such a financing.
4. Was PTV’s intention to encourage the Company to engage in a dilutive financing so that it could purchase more stock at a low price and receive warrants to buy additional shares, thereby diluting existing stockholders?
NO. As of August 2006, PTV Sciences had already fully invested its allocated capital for InSite Vision. As a result, as of that time, PTV had no ability to make any additional investment in InSite Vision. Any dilutive equity financing would have similarly diluted PTV, and, as the largest beneficial owner of the Company’s common stock, PTV Sciences would bear more dilution than any other stockholder.
5. What was PTV Sciences’ role in the recent $60 million debt financing?
None. PTV Sciences had no role in the recent $60 million debt financing.
6. Did PTV Sciences support the recent $60 million debt financing?
No. We objected to the $60 million debt financing for two primary reasons:
•	First, had the Company executed on its publicly announced timelines, the Company would not have needed additional capital at all; and

•	Second, in late 2007, the Company’s CEO advised PTV Sciences that the Company was seeking to enter into a debt financing facility on favorable terms. We were displeased with the terms that were ultimately agreed to and publicly announced, because there was a substantial difference between the final deal terms and the terms that the CEO had previously communicated to us.
7. What alternative financing strategies did PTV recommend to InSite Vision in 2007?
First, it is important to keep in mind that—according to public statements by the CEO in the fourth quarter of 2004—if the Company had met its timelines, it would have been “self sufficient” in the 2007 time period (source: CEO interview posted on ISV’s web site).
Second, although the Company obviously failed to meet its publicly announced timelines, the Company received a significant milestone payment from Inspire in May 2007 and, as of June 30, 2007, had approximately $19 million in cash. In mid-2007, we believed that it would be in the best interests of the Company and its stockholders to defer raising additional debt or equity, in any form, at that time.
Third, we encouraged the CEO to focus on meeting publicly disclosed timelines and building credibility with investors, while considering all alternatives for conserving capital, including reprioritizing the pipeline and refocusing all capital in a targeted way.
8. What is the process to bring in a qualified CEO and executive management team to ensure the growth of the Company?
PTV Sciences believes that the success of InSite Vision will depend on having a new CEO with experience leading a multi-product, publicly traded, commercial stage company and a Chairman of the Board independent of management and that can act as a direct voice for the stockholders.

To this end, we have engaged a prominent national executive search firm to begin the process of identifying such an individual. Previously, even the CEO privately acknowledged to the leadership of PTV the need for change and expressed a willingness to announce CEO succession plans on the 2nd Quarter 2008 earnings call.
In response to our proposal to settle this proxy contest, the Board proposed to agree to develop a succession plan for the CEO after the 2008 Annual Meeting. In contrast, PTV has already engaged a national search firm to find a CEO more appropriate for a multi-product, publicly traded, commercial stage company. If the current Board is sincere about change, why is it that, while PTV has already begun a national search for a new CEO, the current “independent” board is waiting for the outcome of this proxy contest to “develop” a succession plan?
9. What would PTV do to minimize disruption to the Company after succeeding in this proxy contest?
We are committed to minimizing the potential disruptive impact of this proxy contest through a series of direct and ongoing communications, clearly defined actions and extensive on-site leadership from the new CEO and directors.
Over the last decade, our nominees have been involved in dozens of acquisitions in which management was successfully transitioned following the transaction. We will draw on this collective experience to minimize disruption and continue clinical and regulatory work.
To this end, we have been developing a plan to minimize disruption in the Company and to its customers, partners and employees, including a key employee retention program. We have also engaged Steven Slade M.D., a world-renowned ophthalmologist to work with the Company’s current scientific advisors and Mr. Robert O’Holla, the regulatory expert among our nominees, to accelerate the clinical development of AzaSite Plus.
10. Have there been any meaningful efforts to settle this proxy contest before the vote?
Yes. PTV Sciences has reached out to the CEO and current Board on several occasions in an attempt to reach an amicable solution to this contest. While we remain open to discussions with the Board, to date, the Company has NEVER provided a REASONABLE plan to effect a NEAR TERM CEO transition and assurance of meaningful stockholder representation and new independent voice on the Board.
11. Why does PTV think that the CEO’s compensation is egregious?
In 2007, the current Board, with nominal stock ownership, handsomely rewarded management with significantly increased compensation and a golden parachute for the CEO. The Board made these compensation decisions without the benefit of a compensation consultant, despite explicit authority in the compensation committee’s charter to engage a compensation consultant.
At PTV’s request, Compensia, a management consulting firm that provides executive compensation advisory services, reviewed market data for CEO compensation to evaluate the CEO’s 2007 compensation relative to the market. Compensia’s research indicates that, for 2007, the CEO’s total cash compensation was over 2 times the median total cash compensation of CEOs of life science companies with fewer than 150 employees, and his annual equity compensation approximated 2 times the median annual equity compensation of CEOs of life science companies with fewer than 150 employees. We believe that this compensation is particularly egregious in light of the company’s poor stock performance, with the trading price of the company’s stock plummeting nearly 80% since May 2006!
12. How can I make sure that my votes affect the outcome of the contest?
In order to ensure that your vote impacts the outcome of the election, you should vote “FOR” each of our nominees using the GOLD proxy card. This is not the same as casting a “WITHHOLD” vote with respect to management’s nominees on the WHITE card, which will have NO EFFECT on the outcome of the election. If you have already voted to withhold authority for management’s nominees by returning the WHITE proxy card or by voting online or by telephone using the instructions on the WHITE proxy card, you should sign, date and return the GOLD proxy card casting a vote “FOR” each of our nominees. You may also vote by phone or on the Internet by following the instructions on the GOLD proxy card. Do not return any WHITE proxy card that you receive from management. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting us in this matter, toll-free at (800) 322-2885 or insiteproxy@mackenziepartners.com.

IMPORTANT
Your vote is important, no matter how many or how few shares you own. To vote your shares, please sign, date and return the GOLD proxy card. You may also vote by phone or on the Internet by following the instructions on the
GOLD proxy card. Do not return any WHITE proxy card that you receive from management. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting us in this matter, toll-free at (800) 322-2885 or insiteproxy@mackenziepartners.com.
Stockholders can vote by mail, telephone or internet by following the instructions on the GOLD proxy card.
If you have questions or need assistance voting your shares please contact:
105 Madison Avenue
New York, New York 10016
insiteproxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885
Notice
In connection with InSite Vision Incorporated’s upcoming 2008 annual meeting of stockholders (the “Annual Meeting”), Pinto Technology Ventures, L.P. (“PTV”), has filed with the Securities and Exchange Commission (the “SEC”) a proxy statement (the “PTV Proxy Statement”) and related materials for the solicitation of proxies from InSite stockholders for use at the Annual Meeting. PTV, its director nominees and certain of PTV’s affiliates are or may be deemed to be participants in the solicitation of proxies with respect to the Annual Meeting. Information regarding PTV, its nominees and such participants is contained in the Schedule 14A and related materials filed by PTV with the SEC. InSite stockholders should read the PTV Proxy Statement and related materials filed with the SEC with respect to the Annual Meeting because they contain important information. These materials are available without charge at the SEC’s website at www.sec.gov.